Exhibit 10.5

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2007 EQUITY INCENTIVE PLAN

1. Purpose of the Plan.

The Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (the “Plan”) was adopted by the Board on                     , 2007 and approved by the shareholders of Och-Ziff Capital Management Group LLC (the “Company”) on                     , 2007, prior to the initial public offering of Company Shares. The purpose of the Plan is to provide additional incentive to selected employees, directors and Consultants of and service providers to the Company, its Subsidiaries (including OZ Advisors LP, OZ Management LP and OZ Advisors II LP) or Affiliates, whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company (or a Participating Subsidiary or Affiliate) may grant equity-based Awards based on the Company’s Shares. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, it is the Company’s intent that each such Award comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2. Definitions.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Award” means individually or collectively, any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, unrestricted Share or Other Share-Based Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e) A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii)

investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, unless otherwise defined in the Participant’s Award Agreement, employment agreement, or other written agreement describing the Participant’s terms of employment with the Company or any Subsidiary or Affiliate, (i) the commission of an act of fraud, dishonesty, misrepresentation or breach of trust by the Participant in the course of the Participant’s employment with or the Participant’s provision of services to the Company or any Subsidiary or Affiliate; (ii) the Participant’s indictment or entering of a plea of no contest for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or provision of services to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing service to on a full-time basis at the time) or the Participant’s failure to comply with any of the restrictive covenants set forth herein; (v) the commission of any act that would result or which might reasonably be a substantial factor resulting in the termination of the Company (including any of its Subsidiaries or Affiliates) for cause under any of the Company’s (including any of its Subsidiaries’ or Affiliates’) management, advisory or similar agreements; (vi) the Participant’s failure to comply with any material policies or procedures of the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing service to on a full-time basis at the time) as in effect from time to time provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company (or Subsidiary or Affiliate, as the case may be) website prior to such compliance failure, and (vii) the Participant’s failure to perform the material duties in connection with the Participant’s position.

(h) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) distribution (whether in the form of cash, Shares, or other property), share split or reverse share split, (iii) combination or exchange of shares, (iv) other change in structure or (v) declaration of a distribution, which the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(i) “Change of Control” means the occurrence of any of the following events:

(1)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding any Permitted Transferee or any group of Persons, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2)	the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the consummation of the initial public offering of Class A Shares, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of Class A Shares or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(4)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(j) “Class A Shares” means the Class A Shares of the Company.

(k) “Class B Shares” means the Class B Shares of the Company.

(l) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(m) “Committee” means the Board, or a committee designated by the Board to administer the Plan. With respect to Awards granted to Covered Employees, such committee shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee.

(n) “Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

(o) “Consultant” means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary.

(p) “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

(q) “Disability” means, unless otherwise defined in the Participant’s Award Agreement, that a Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate of the Company.

(r) “Distribution Equivalent” means a right, granted pursuant to this Plan, to be paid an amount determined with respect to the distributions declared and paid with respect to outstanding Shares, as specified in, and pursuant to the terms of, an applicable Award Agreement.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(t) “Exercise Price” means the per share price at which a holder of an award granted hereunder may purchase the Shares issuable upon exercise of such award.

(u) “Fair Market Value” as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Share or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or (ii) if the Share or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the highest bid and lowest asked prices for such share in such over-the-counter market on such date.

(v) “IPO” means the initial public offering of Shares, as contemplated in the registration statement on Form S-1 of Och-Ziff Capital Management Group LLC (No. [333-144256]).

(w) “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff Capital Management Group LLC, as amended from time to time.

(x) “LTIP Units” means awards issued with respect to equity interests in the Och-Ziff Operating Group as more fully described in Section 10.

(y) “Och-Ziff Operating Group” shall have the meaning assigned to it in the LLC Agreement.

(z) “Option” means an option to purchase Shares granted pursuant to Section 7 hereof. Each Option shall be a nonqualified option, and shall not be an incentive option as defined in Section 422 of the Code.

(aa) “Other Share-Based Awards” means an Award granted pursuant to Section 10 of the Plan.

(bb) “Participant” means any employee, director, partner or Consultant of or service provider to the Company, any Subsidiary or Affiliate who has been selected as a participant by the Administrator, pursuant to the Administrator’s authority in Section 3 below, to receive an Award.

(cc) “Participating Subsidiary or Affiliate” means any Subsidiary or Affiliate that has adopted the Plan.

(dd) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) economic income; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (viii) returns on sales or revenues; (ix) operating expenses; (x) share price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) economic value created; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) Share price or total shareholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall not be required to be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(ee) “Performance Shares” means Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.

(ff) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(gg) “Plan” means this Och-Ziff Capital Group LLC 2007 Equity Incentive Plan.

(hh) “Restricted Shares” means Shares subject to certain restrictions granted pursuant to Section 9 below.

(ii) “Restricted Share Units” means the right to receive Shares or cash equal to the Fair Market Value of Shares at the end of a specified period granted pursuant to Section 9 below.

(jj) “Shares” means the Company’s Class A Shares (as specified in the applicable Award Agreement) reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(kk) “Share Appreciation Right” means the right pursuant to an award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Share Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.

(ll) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code only to the extent applicable and to the extent the Administrator determines that specified Awards are intended to qualify as performance based compensation under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1)	to select Participants;

(2)	to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3)	to determine the number of Shares to be covered by each Award granted hereunder;

(4)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards granted hereunder (including, but not limited to, (i) the restrictions applicable to Awards and the conditions under which restrictions applicable to such awards shall lapse, (ii) the performance goals and periods applicable to awards of Performance Shares, (iii) the Exercise Price, if any, of Awards, (iv) the vesting schedule applicable to Awards, (v) the number of Shares subject to Awards and (vi) any amendments to the terms and conditions of outstanding Awards, including, but not limited to reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5)	to determine the Fair Market Value with respect to any Award;

(6)	to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting a termination of the Participant’s employment or service for purposes Options granted under the Plan;

(7)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(8)	to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan;

(9)	to delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are traded;

(10)	to delegate its authority, in whole or in part, under this Section 3 and with respect to Participants who are not executive officers of the Company, to one or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are traded; and

(11)	determine at any time whether, to what extent and under what circumstances and method or methods Awards may be settled by the Company, or any Participating Subsidiary or Affiliate. In the event of such determination, references to the Company shall be deemed to be references to the applicable Participating Subsidiary or Affiliate for purposes of the Plan as appropriate.

(c) Notwithstanding paragraph (b) of this Section 3, neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer, partner, member or employee of the Company or any Subsidiary or Affiliate acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer, partner, member or employee of the Company and of any Subsidiary or Affiliate acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan shall be a number of Class A Shares equal to 15% of number of outstanding Class A and Class B shares of the Company outstanding immediately after the consummation of the IPO, as increased on the first day of each fiscal year beginning in calendar year 2008 by a number of Class A Shares equal to the excess of (i) 15% of the number of outstanding Class A shares of the Company on the last day of the immediately preceding fiscal year (assuming the exchange of all Och-Ziff Operating Group A Units for Class

A shares) over (ii) the number of Shares reserved for issuance under the Plan as of such date. From and after such time as the Plan is subject to Code Section 162(m), the aggregate Awards granted during any fiscal year to any single individual who is likely to be a Covered Employee shall not exceed (i)                  shares subject to Options or Share Appreciation Rights or (ii)                  shares subject to Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares or Other Share-Based Awards. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

(b) If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise or vesting of the grant, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of Options granted under the Plan, related Share Appreciation Rights are exercised.

5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted shares or Other Share-Based Awards granted under the Plan, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted hereunder. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator shall take such action as is necessary to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to, the cancellation of any outstanding award granted hereunder in exchange for payment in cash or other property of the aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding the foregoing, no such adjustment shall cause any Award hereunder that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

6. Eligibility.

Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion.

7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of any Option shall not be less than 100% of the Fair Market Value of the Shares on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Shareholder. A Participant shall have no rights to distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 14 hereof and, if requested, has given the representation described in paragraph (b) of Section 15 hereof.

(g) Transfers of Options. Except as otherwise determined by the Administrator, no Option granted under the Plan shall be transferable by a Participant other than by the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of an Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members, or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by operation of the laws of descent and distribution. Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Agreement.

(h) Termination of Employment or Service.

(1)	Unless the applicable Award Agreement provides otherwise or unless otherwise determined by the Committee, in the event that the employment or service of a Participant with the Company or any Subsidiary or Affiliate shall terminate for any reason other than Cause, Disability, or death, but including termination by reason of the entity employing the Participant or to which the Participant is rendering services ceasing to be a Subsidiary or Affiliate of the Company (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90-day period described in this Section 7(h)(1) shall be extended to one year after the date of such termination in the event of the Participant’s death during such 90-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2)	Unless the applicable Award Agreement provides otherwise or unless otherwise determined by the Committee, in the event that the employment or service of a Participant with the Company or any Subsidiary shall terminate on account of the Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3)	In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options, including vested Options, granted to such Participant shall expire at the commencement of business on the date of such termination.

(i) Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator. The Administrator shall follow any applicable written policies of the Company (if any), including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.

8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Share Appreciation Rights”) or in conjunction with all or part of any other Award granted under the Plan (“Related Share Appreciation Rights”). Related Share Appreciation Rights may be granted either at or after the time of the grant of such Award. The Administrator shall determine the Participants to whom, and the time or times at which, grants of Share Appreciation Rights shall be made; the number of Shares to be awarded, the price per share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Share Appreciation Rights may be granted for more Shares than are subject to the Award to which it relates and any Share Appreciation Rights must be granted with an Exercise Price not less than the Fair Market Value of Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Exercisability.

(1)	Freestanding Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2)	Related Share Appreciation Rights shall be exercisable only at such time or times and to the extent that the Awards to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(c) Payment Upon Exercise.

(1)

Upon the exercise of a Free Standing Share Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the price per share specified in the Free Standing Share Appreciation Right (which price shall be no less than 100% of the Fair Market Value of such Share on the date of grant)

multiplied by the number of Shares in respect of which the Free Standing Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(2)	A Related Share Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the related Award. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the Exercise Price specified in the related Award (which price shall be no less than 100% of the Fair Market Value of a Share on the date of grant) multiplied by the number of Shares in respect of which the Related Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Awards that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Share Appreciation Rights have been so exercised.

(3)	Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(d) Rights as Shareholder. A Participant shall have no rights to distributions or any other rights of a shareholder with respect to the Shares subject to Share Appreciation Rights until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 14 hereof and, if requested, has given the representation described in paragraph (b) of Section 15 hereof.

(e) Non-Transferability. Share Appreciation Rights shall be transferable only when and to the extent an Award would be transferable under Section 7 of the Plan.

(f) Termination of Employment or Service.

(1)	In the event of the termination of employment or service with the Company, any Subsidiary or any Affiliate of a Participant who has been granted one or more Free Standing Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2)	In the event of the termination of employment or service with the Company or any Subsidiary of a Participant who has been granted one or more Related Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(g) Term.

(1)	The term of each Free Standing Share Appreciation Right shall be fixed by the Administrator, but no Free Standing Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(2)	The term of each Related Share Appreciation Right shall be the term of the Award to which it relates, but no Related Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

9. Restricted Shares, Restricted Share Units and Performance Shares.

(a) General. Awards of Restricted Shares, Restricted Share Units or Performance Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Participants to whom, and the time or times at which, awards of Restricted Shares, Restricted Share Units or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Restricted Share Units or Performance Shares; the Restricted Period (as defined in paragraph (c) of this Section 9), if any, applicable to awards of Restricted Shares or Restricted Share Units; the performance objectives, if any, applicable to awards of Restricted Shares, Restricted Share Units or Performance Shares; and all other conditions of the awards of Restricted Shares, Restricted Share Units and Performance Shares. The Administrator may also condition the grant of the award of Restricted Shares, Restricted Share Units or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her shares of Restricted Shares, Restricted Share Units or Performance Shares. The provisions of the awards of Restricted Shares, Restricted Share Units or Performance Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. Except as otherwise provided below in this Section 9, (i) each Participant who is granted an award of Restricted Shares or Performance Shares shall be issued a share certificate in respect of such shares of Restricted Shares or Performance Shares (or such other appropriate evidence of ownership as determined by the Administrator); and (ii) such certificate (or other evidence of ownership) shall be registered in the name of the Participant, and, if appropriate, shall bear a legend referring to the terms, conditions, and restrictions applicable to any such award. The Company may require that the share certificates evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares or Performance Shares, the Participant shall have delivered a power of attorney, endorsed in blank, relating to the Shares covered by such award.

(c) Restrictions and Conditions. The awards of Restricted Shares, Restricted Share Units and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(1)

Subject to the provisions of the Plan and the Restricted Shares Award Agreement, Restricted Share Units Award Agreement or Performance Shares Award Agreement, as appropriate, governing any such award, during such period as may be set by the Administrator commencing on the date of grant (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Shares,

Restricted Share Units or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as a director or Consultant to the Company or any Subsidiary or Affiliate, the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 11 hereof.

(2)	Except as may be provided in a Restricted Share Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares during the Restricted Period. The Participant shall generally not have the rights of a shareholder with respect to Shares subject to awards of Restricted Share Units during the Restricted Period; provided, however, that, at the discretion of the Committee, distributions declared during the Restricted Period with respect to the number of Shares covered by Restricted Share Units may be accrued and paid to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such distributions made in respect of Restricted Share Units. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Shares, Restricted Share Units or Performance Shares except as the Administrator, in its sole discretion, shall otherwise determine.

(3)	The rights of Participants granted Awards of Restricted Shares, Restricted Share Units or Performance Shares upon termination of employment or service as a director or Consultant to the Company or to any Subsidiary or Affiliate terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) To the extent that the Plan is then subject to Section 162(m) of the Code, no payment pursuant to this Section 9 with respect to Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be made to a “covered employee” (within the meaning of Section 162(m) of the Code) prior to the certification by the Committee that the applicable Performance Goals have been attained. The Committee may establish such other rules applicable to Awards granted pursuant to this Section 9, provided, however, with respect to Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code, such rules shall be in compliance with Section 162(m) of the Code.

10. Other Share-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement, including, but not limited to, awards of restricted share units and awards that are valued in whole or in part by reference to Class A Shares, including awards valued by reference to book value, fair value or performance of a subsidiary or partner interests, including distribution equivalent rights and performance units. Other Share-Based Awards may be granted as free-standing awards or in tandem with other Awards under the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such Other Share-Based Awards for cash or other property as appropriate; provided that it determines, after consultation with its legal counsel and tax advisers, that such alternate settlement would be in the Company’s best interest.

(b) The Administrator is also authorized to grant Awards to Participants in the form of LTIP Unit awards which, whether vested or unvested, may entitle the Participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of LTIP Units or other distributions from the Och-Ziff Operating Group with respect to which the Administrator may provide in the applicable Award Agreement that such amounts (if any) shall be deemed to have been reinvested in additional LTIP Units. The LTIP Units granted under the Plan will be subject to the conversion ratio, if any, pursuant to which LTIP Units may be exchanged for Shares in accordance with the terms of the LLC Agreement. LTIP Units may be structured as “profits interests,” “capital interests” or other types of interests for federal income tax purposes. The Administrator has the authority to determine the number of Shares, interests, units or rights underlying an award of LTIP Units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the partnership agreements for Och-Ziff Operating Group, the Code, or value accretion factors and conversion ratios.

(c) To the extent that the Plan is then subject to Section 162(m) of the Code, no payment pursuant to this Section 10 with respect to Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be made to a Covered Employee prior to the certification by the Committee that the applicable Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Share-Based Awards, provided, however, that with respect to Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code, such rules shall be in compliance with Section 162(m) of the Code.

11. Accelerated Vesting In Connection With a Change in Control.

(a) In the event of a Change in Control, any outstanding Option that is not assumed or continued, or an equivalent option or right is not substituted therefor pursuant to the Change in Control transaction’s governing document, shall become fully vested and exercisable “immediately prior to” the effective date of such Change in Control and shall expire upon the effective date of such Change in Control. For purposes of this Section 11, “immediately prior to” shall mean sufficiently in advance of the Change in Control transaction such that there will be time for each affected Participant to exercise his or her Option and participate in the Change in Control transaction in the same manner as all other holders of Common Stock. If an Option becomes fully vested and exercisable immediately prior to a Change in Control, the Administrator shall notify the affected Participant in writing or electronically that the Option has become fully vested and exercisable, and that the Option will terminate upon the Change in Control.

(b) Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (i) a Change in Control occurs and (ii) the Participant’s employment or service is terminated by the Company, its successor or affiliate thereof without Cause on or after the effective date of the Change in Control but prior to 12 months following such Change in Control, then:

(1)	any unvested or unexercisable portion of any Award carrying a right to exercise shall become vested and exercisable; and

(2)	the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and all unvested Awards shall be deemed fully vested and performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.

12. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of Section 162(m) of the Code, any rules of the stock exchange on which the Shares are traded or other applicable law. If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to (but is not obligated to) amend, modify or supplement such Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of Section 409A of the Code. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

14. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

15. General Provisions.

(a) Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable.

(c) All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or

“lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(e) The adoption of the Plan shall not confer upon any Participant any right to continued employment or service with the Company or any Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any of its Participants at any time.

16. Effective Date.

The Plan became effective upon adoption by the Board on                     , 2007 (the “Effective Date”), and approval by shareholders of the Company on                     , 2007.

17. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

18. Governing Law.

This Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws.